Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Melendy E. Lovett
Senior Vice President and Chief Administrative Officer
February 22, 2018
Thank you Tim and good morning everyone.
Since our December announcement, Trinity has established a cross-functional team of company leaders to assist with the spin-off transaction and the separation of the businesses. The primary goals of the project are a successful and seamless spin-off, and at the same time, a “business as usual” focus on Trinity’s day-to-day operations and business results. We believe one of Trinity’s core strengths is our employees, who embody our culture of flexibility and collaboration. This is a valuable asset as we move toward this transformative separation.
We have formed teams for each major work stream, and we meet routinely to address transaction execution and business separation requirements. The teams are proceeding through our detailed work plan and continue to make good progress toward this important transaction. We are very pleased with how our teams are working together alongside our expert advisors to create what we anticipate will be two strong and valuable public companies.
We have established a number of key milestones for a successful spin off. Thus far, we have made considerable progress on the refinement of new corporate and organizational structures. We have announced CEO and CFO leadership for the two companies and are in the process of getting senior management teams in place. Decisions pertaining to the portfolio makeup of the infrastructure business as well as company name and other key decisions will follow. We look forward to providing this and other information to our stakeholders in due course.
Additionally, earlier this month, we filed a private letter ruling request with the IRS. We expect to file our initial Form 10 with the SEC in the second quarter. This is the primary public filing describing the infrastructure business that is being spun off.
At this time, we are expecting to complete the spin-off in the fourth quarter of 2018.
We will continue to update our stakeholders, on our quarterly earnings calls and at other times as appropriate, as we progress through this process. I will now turn the conference call over to Bill.